Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts: Don R. Madison, CFO Powell Industries, Inc. 713-947-4422

POWELL INDUSTRIES ANNOUNCES FISCAL 2014

THIRD QUARTER RESULTS

Management updates annual guidance

HOUSTON — AUGUST 5, 2014 — Powell Industries, Inc. (NASDAQ: POWL) (“Powell”), a leading supplier of custom engineered solutions for the distribution and control of electrical energy, today announced results for the fiscal 2014 third quarter ended June 30, 2014.

Revenues for the third quarter of fiscal 2014 were $150.8 million compared to revenues of $171.7 million for the third quarter of fiscal 2013. Income from continuing operations for the third quarter of fiscal 2014 was $2.9 million, or $0.24 per diluted share, compared to income from continuing operations of $9.1 million, or $0.76 per diluted share, in the third quarter of fiscal 2013.

The Company’s fiscal 2014 third quarter revenue decline was due to schedule changes on several projects, resulting in some work moving into subsequent quarters. Gross margins and income from continuing operations declined due to both lower revenues and higher operating costs from inefficiencies of an accelerated production ramp at its manufacturing facility in Canada.

Michael A. Lucas, President and Chief Executive Officer, stated, “Our third quarter results did not meet our expectations. Demand for our products and solutions in the Canadian market has been greater than anticipated. This increased demand placed additional pressures on our production ramp plan, resulting in inefficiencies, extended lead times and higher operating costs. We have taken constructive actions to resolve these issues and are focused on improving efficiencies, maximizing output and meeting our customer commitments.

“Despite these short-term challenges, the outlook for North American oil and gas continues to be strong, led by the petrochemical, offshore production, pipeline and LNG export markets. We believe these core markets will be positive drivers of Powell’s growth for several years.”

New orders from continuing operations in the fiscal 2014 third quarter remained healthy at $172 million compared to $163 million in the second quarter of fiscal 2014 and compared to $150 million in the third quarter of fiscal 2013. The Company’s backlog for continuing operations as of June 30, 2014 was $477 million compared to $452 million as of March 31, 2014 and compared to $417 million at the end of last year’s third quarter.

OUTLOOK

The following statements are based on current expectations of the Company for its continuing operations. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.

Based on its backlog, current business conditions and revised schedules in Canadian production, Powell Industries has reduced full year fiscal 2014 revenues from continuing operations to range between $650 million and $675 million from its previous guidance of $700 million to $750 million and has reduced fiscal year 2014 earnings to range between $2.15 and $2.40 per diluted share from its previous guidance of $2.85 and $3.35 per diluted share. This earnings guidance excludes discontinued operations.

Don Madison, Chief Financial Officer, commented, “The decrease in our outlook is primarily due to lower revenue and higher operating costs in Canada for the third and fourth quarters compared to previous estimates. Additionally, some U.S. projects have been re-scheduled into fiscal 2015 based on customer-directed requests.”

On January 15, 2014, Powell closed the sale of Transdyn, Inc. and has recorded the results of Transdyn as discontinued operations. Income from discontinued operations for the full year of fiscal 2014, including the gain on sale, totals $9.6 million, or $0.80 per diluted share, which was recorded in the first half of fiscal 2014.

CONFERENCE CALL

Powell Industries has scheduled a conference call for Wednesday, August 6, 2014 at 11:00 a.m. eastern time. To participate in the conference call, dial 719-325-2455 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 13, 2014. To access the replay, dial 719-457-0820 using a passcode of 8850705#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the control, distribution and management of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Nine Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
(In thousands, except per share data)	(Unaudited)
Revenues	$150,800	$171,733	$484,967	$464,633
Cost of goods sold	121,158	135,140	$385,239	366,094

Gross profit	29,642	36,593	99,728	98,539
Selling, general and administrative expenses	23,024	20,234	66,750	60,477
Restructuring and relocation expenses	—	1,717	—	1,717
Research and development expenses	1,791	2,107	5,787	5,671
Amortization of intangible assets	122	415	658	1,243

Operating income	4,705	12,120	26,533	29,431
Other income	(507)	—	(1,014)	(1,709)
Interest expense	36	47	141	151
Interest income	(4)	(7)	(10)	(28)

Income from continuing operations before income taxes	5,180	12,080	27,416	31,017
Income tax provision	2,233	2,997	10,226	8,211

Income from continuing operations	2,947	9,083	17,190	22,806
Income from discontinued operations, net of tax	—	222	9,604	1,702

Net income	$2,947	$9,305	$26,794	$23,508

Earnings per share:
Continuing operations	$0.25	$0.76	$1.43	$1.91
Discontinued operations	$—	$0.04	$0.80	$0.06

Basic earnings per share	$0.25	$0.78	$2.23	$1.97

Continuing operations	$0.24	$0.76	$1.43	$1.90
Discontinued operations	$—	$0.03	$0.80	$0.06

Diluted earnings per share	$0.24	$0.78	$2.23	$1.96

Weighted average shares:
Basic	12,015	11,941	12,004	11,932
Diluted	12,075	12,016	12,063	12,007
SELECTED FINANCIAL DATA:
Depreciation and Amortization	$2,833	$2,348	$8,428	$7,775

Capital Expenditures	$3,730	$20,458	$12,194	$53,728

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2014	2013
(In thousands)	(Unaudited)
Assets:
Current assets	$334,373	$341,931
Current assets held for sale	—	15,409
Property, plant and equipment (net)	147,824	144,495
Long-term assets	26,152	28,924
Long-term assets held for sale	—	144

Total assets	$508,349	$530,903

Liabilities & equity:
Current liabilities	$120,295	$150,215
Current liabilities held for sale	—	17,848
Long-term debt and capital lease obligations, net of current maturities	2,800	3,200
Deferred and other long-term liabilities	10,139	4,210
Long-term liabilities held for sale	—	204
Stockholders’ equity	375,115	355,226

Total liabilities and stockholders’ equity	$508,349	$530,903

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